                                                                   EXHIBIT 99(a)



Audited Financial Statements


THE TRW EMPLOYEE STOCK OWNERSHIP
AND STOCK SAVINGS PLAN



December 31, 1995 and 1994

                         Report of Independent Auditors


Board of Administration
The TRW Employee Stock Ownership and
  Stock Savings Plan

We have audited the accompanying statements of net assets available for benefits of The TRW Employee Stock Ownership and Stock Savings Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of The TRW Employee Stock Ownership and Stock Savings Plan as of December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of December 31, 1995, and the schedule of reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The Fund Information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1995 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1995 basic financial statements taken as a whole.


                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP

Cleveland, Ohio
March 15, 1996

            The TRW Employee Stock Ownership and Stock Savings Plan

     Statements of Net Assets Available for Benefits with Fund Information

                               December 31, 1995


                                   TRW Stock Fund
                           -------------------------------
                            Participant   Non-Participant     Equity        Insured     Small Company      Bond
                              Directed        Directed         Fund       Return Fund    Equity Fund    Index Fund        Totals
                           ---------------------------------------------------------------------------------------------------------
ASSETS
Investments:
  TRW Inc. Common Stock    $285,150,030    $539,111,372                                                               $  824,261,402
  Guaranteed investment
   contracts                                                              $512,421,483                                   512,421,483
  Bankers Trust Pyramid
   Equity Index Fund                                        $377,675,716                                                 377,675,716
  Bankers Trust Pyramid
   Russell 2500 Index
   Fund                                                                                  $64,724,947                      64,724,947
  Bankers Trust Pyramid
   Intermediate
   Government/Corporate
   Bond Index Fund                                                                                      $18,567,359       18,567,359
  Bankers Trust Pyramid
   Directed Account Cash
   Fund                       1,081,907       1,940,902                      6,525,288                                     9,548,097
Receivable from TRW Inc.         47,051          84,407           56,359        61,110        24,247          5,970          279,144
Participant loans
 receivable                  15,864,840                       15,037,019    21,275,831     4,513,551        952,282       57,643,523
Interest receivable              58,105                                      2,969,349                                     3,027,454
Receivable from other
 funds                                                           452,425                     250,602        396,204        1,099,231
                           ---------------------------------------------------------------------------------------------------------
Total assets                302,201,933     541,136,681      393,221,519   543,253,061    69,513,347     19,921,815    1,869,248,356

LIABILITIES
Payable to other funds          939,705                                        159,532                                     1,099,237
Accrued expenses                 86,865         155,832          120,379       269,939        38,316         11,001          682,332
                           ---------------------------------------------------------------------------------------------------------
Total liabilities             1,026,570         155,832          120,379       429,471        38,316         11,001        1,781,569
                           ---------------------------------------------------------------------------------------------------------

NET ASSETS AVAILABLE FOR
 BENEFITS                  $301,175,363    $540,980,849     $393,101,140  $542,823,590   $69,475,031    $19,910,814   $1,867,466,787
                           ---------------------------------------------------------------------------------------------------------
                           ---------------------------------------------------------------------------------------------------------


SEE NOTES TO FINANCIAL STATEMENTS.

            The TRW Employee Stock Ownership and Stock Savings Plan

Statements of Changes in Net Assets Available for Benefits with Fund Information

                               December 31, 1995


                                   TRW Stock Fund
                           -------------------------------
                            Participant   Non-Participant     Equity        Insured     Small Company      Bond
                              Directed        Directed         Fund       Return Fund    Equity Fund    Index Fund        Totals
                           ---------------------------------------------------------------------------------------------------------
Investment income:
  Dividends--TRW Inc.
   Common Stock            $  7,387,251    $ 14,198,849                                                               $   21,586,100
  Interest                      168,774         324,394   $       52,065  $ 35,421,071   $        60    $        16       35,966,380
                           ---------------------------------------------------------------------------------------------------------
Investment income             7,556,025      14,523,243           52,065    35,421,071            60             16       57,552,480

Contributions from TRW
 Inc.                                        37,648,623                                                                   37,648,623
Contributions from
 participants                20,666,119                       24,744,499    30,721,981     9,472,853      2,421,588       88,027,040

Net realized gain on
 disposition of
 investments                  6,075,541      11,749,565        6,607,651                     320,904         88,688       24,842,349
Unrealized appreciation
 of investments              37,014,004      68,060,707       94,567,420                  13,142,214      2,358,192      215,142,537
Transfers from other
 funds                       21,143,038                       23,880,726    44,422,822    21,467,113      9,328,697      120,242,396
Interest income on
 participant loans            1,205,785                        1,124,659     1,729,562       293,488         72,605        4,426,099
                           ---------------------------------------------------------------------------------------------------------
                             93,660,512     131,982,138      150,977,020   112,295,436    44,696,632     14,269,786      547,881,524

LESS
Withdrawals and
 distributions:
  Cash                        1,767,498       2,128,278       16,450,704    40,077,113     3,038,017        813,435       64,275,045
  TRW Inc. Common Stock
   (177,354 participant
   directed shares and
   386,539 non-participant
   directed shares)          13,223,504      27,965,611                                                                   41,189,115
                           ---------------------------------------------------------------------------------------------------------
                             14,991,002      30,093,889       16,450,704    40,077,113     3,038,017        813,435      105,464,160

Distribution of dividends
 on TRW Inc. Common Stock                    13,785,763                                                                   13,785,763
Administrative expenses         162,070         314,430          279,200       905,400       104,300         15,100        1,780,500
Transfers to other funds     31,236,818                       19,809,959    52,530,743    11,872,824      4,792,052      120,242,396
                           ---------------------------------------------------------------------------------------------------------
                             46,389,890      44,194,082       36,539,863    93,513,256    15,015,141      5,620,587      241,272,819
                           ---------------------------------------------------------------------------------------------------------
Increase in net assets
 for year                    47,270,622      87,788,056      114,437,157    18,782,180    29,681,491      8,649,199      306,608,705
Net assets available for
 benefits at beginning
 of year                    253,904,741     453,192,793      278,663,983   524,041,410    39,793,540     11,261,615    1,560,858,082
                           ---------------------------------------------------------------------------------------------------------

NET ASSETS AVAILABLE FOR
 BENEFITS AT END OF YEAR   $301,175,363    $540,980,849     $393,101,140  $542,823,590   $69,475,031    $19,910,814   $1,867,466,787
                           ---------------------------------------------------------------------------------------------------------
                           ---------------------------------------------------------------------------------------------------------


SEE NOTES TO FINANCIAL STATEMENTS.

            The TRW Employee Stock Ownership and Stock Savings Plan

     Statements of Net Assets Available for Benefits with Fund Information

                               December 31, 1994


                                   TRW Stock Fund
                           -------------------------------
                            Participant   Non-Participant     Equity        Insured     Small Company      Bond
                              Directed        Directed         Fund       Return Fund    Equity Fund    Index Fund        Totals
                           ---------------------------------------------------------------------------------------------------------
ASSETS
Investments:
  TRW Inc. Common Stock    $236,101,644    $448,510,284                                                               $  684,611,928
  Guaranteed investment
   contracts                                                             $491,100,036                                    491,100,036
  Bankers Trust Pyramid
   Equity Index Fund                                       $264,983,112                                                  264,983,112
  Bankers Trust Pyramid
   Russell 2500 Index
   Fund                                                                                  $36,216,916                      36,216,916
  Bankers Trust Pyramid
   Directed Account Cash
   Fund                       2,614,228       4,660,729                     7,617,449                                     14,892,406
  Bankers Trust Pyramid
   Intermediate
   Government/Corporate
   Bond Index Fund                                                                                     $10,392,015        10,392,015
Receivable from TRW Inc.         93,727         238,925         152,832       209,102         65,479        16,345           776,410
Participant loans
 receivable                  14,999,193                      14,012,797    22,507,748      3,300,945       877,341        55,698,024
Interest receivable              55,109                                     2,821,391                                      2,876,500
Receivable from other
 funds                          162,638                                                      222,199                         384,837
                           ---------------------------------------------------------------------------------------------------------
Total assets                254,026,539     453,409,938     279,148,741   524,255,726     39,805,539    11,285,701     1,561,932,184

LIABILITIES
Payable to other funds                                          354,256        21,270                        9,311           384,837
Accrued expenses                121,798         217,145         130,502       193,046         11,999        14,775           689,265
                           ---------------------------------------------------------------------------------------------------------
Total liabilities               121,798         217,145         484,758       214,316         11,999        24,086         1,074,102
                           ---------------------------------------------------------------------------------------------------------

NET ASSETS AVAILABLE FOR
 BENEFITS                  $253,904,741    $453,192,793    $278,663,983  $524,041,410    $39,793,540   $11,261,615    $1,560,858,082
                           ---------------------------------------------------------------------------------------------------------
                           ---------------------------------------------------------------------------------------------------------


SEE NOTES TO FINANCIAL STATEMENTS.

            The TRW Employee Stock Ownership and Stock Savings Plan

Statements of Changes in Net Assets Available for Benefits with Fund Information

                               December 31, 1994


                                   TRW Stock Fund
                           -------------------------------
                            Participant   Non-Participant     Equity        Insured     Small Company      Bond
                              Directed        Directed         Fund       Return Fund    Equity Fund    Index Fund        Totals
                           ---------------------------------------------------------------------------------------------------------
Investment income:
  Dividends--TRW Inc.
   Common Stock            $  6,623,835     $13,157,190                                                               $   19,781,025
  Interest                      143,815         284,454   $     1,380     $ 33,880,102   $        46    $        18       34,309,815
                           ---------------------------------------------------------------------------------------------------------
Investment income             6,767,650      13,441,644         1,380       33,880,102            46             18       54,090,840

Contributions from TRW
 Inc.                                        36,366,932                                                                   36,366,932
Contributions from
 participants                18,401,168                    23,943,347       31,556,814     7,643,495      2,076,882       83,621,706

Net realized gain on
 disposition of
 investments                  5,855,567      11,611,587     6,862,404                         56,836          3,224       24,389,618
Transfers from other
 funds                       21,550,048                    11,710,877       38,048,599    16,257,873      4,330,911       91,898,308
Interest income on
 participant loans            1,080,012                     1,081,952        1,680,507       234,880         63,963        4,141,314
                           ---------------------------------------------------------------------------------------------------------
                             53,654,445      61,420,163    43,599,960      105,166,022    24,193,130      6,474,998      294,508,718

LESS
  Withdrawals and
   distributions:
    Cash                      2,453,169       2,461,862    14,968,131       36,371,252     2,133,545        609,362       58,997,321
    TRW Inc. Common Stock
     (205,837 participant
     directed shares and
     366,973
     non-participant
     directed shares)        13,703,993      26,094,278                                                                   39,798,271
                           ---------------------------------------------------------------------------------------------------------
                             16,157,162      28,556,140    14,968,131       36,371,252     2,133,545        609,362       98,795,592

Distribution of dividends
 on TRW Inc. Common Stock                    12,766,959                                                                   12,766,959
Unrealized depreciation
 of investments              16,072,679      33,249,942     3,292,084                      1,025,812        375,586       54,016,103
Administrative expenses         266,507         528,993       346,800          897,500        86,500         32,618        2,158,918
Transfers to other funds     17,888,220                    20,799,258       36,616,591    11,317,848      5,276,391       91,898,308
                           ---------------------------------------------------------------------------------------------------------

                             50,384,568      75,102,034    39,406,273       73,885,343    14,563,705      6,293,957      259,635,880
                           ---------------------------------------------------------------------------------------------------------
Increase (decrease) in
 net assets for year          3,269,877     (13,681,871)    4,193,687       31,280,679     9,629,425        181,041       34,872,838
Net assets available for
 benefits at beginning of
 year                       250,634,864     466,874,664   274,470,296      492,760,731    30,164,115     11,080,574    1,525,985,244
                           ---------------------------------------------------------------------------------------------------------

NET ASSETS AVAILABLE FOR
 BENEFITS AT END OF YEAR   $253,904,741    $453,192,793  $278,663,983     $524,041,410   $39,793,540    $11,261,615   $1,560,858,082
                           ---------------------------------------------------------------------------------------------------------
                           ---------------------------------------------------------------------------------------------------------


SEE NOTES TO FINANCIAL STATEMENTS.

                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                            Notes to Financial Statements

                                  December 31, 1995


A. SIGNIFICANT ACCOUNTING POLICIES

Investments in the TRW Stock Fund consist primarily of TRW Inc. (TRW) common stock which is traded on the New York Stock Exchange and valued at the last reported sales price on the last business day of the fiscal year.

Investments in the Equity Fund are valued at the redemption price established by the Trustee, which is based on the fair value of the Bankers Trust Pyramid Equity Index Fund assets. This Fund is constructed and maintained with the objective of providing investment results which approximate the overall performance of the Standard & Poor's Composite Index of 500 stocks. Income is accumulated and reinvested in the Fund and included in the determination of unit values.

The Insured Return Fund consists of fully benefit responsive investment contracts with insurance companies, banks and other financial institutions and short term investment funds. Benefit responsive contracts provide contract value payments for participant disbursements, loans and investment transfers as allowed under the plan. There are exceptions for payments to participants who, as a result of a corporate event, cease to be employed by TRW. A corporate event includes a divestiture of an operating unit (for example, a subsidiary or a division), a significant special early retirement program or other corporate action that could be construed as causing increased Plan payments to participants.

Investment contracts provide a stated rate of interest on principal for a stated period of time. All investment contracts are accounted for at contract value because they are fully benefit responsive. In accordance with Statement of Position 94-4, which the Plan adopted effective January 1, 1995, contract value equals fair value because no event has occurred that affects the value of any contracts. The investment contracts are of three types: general account, separate account, and synthetic investment contracts. Investment contracts in the general account of an insurance company where assets are not specifically identifiable have fixed rates of interest or an indexed rate of interest for the life of the contract. Investment contracts in separate accounts of an insurance company have underlying assets that are specifically identifiable and held for the benefit of the Plan. Under synthetic investment contracts, the Plan owns assets with an investment contract from an insurance company, bank or other financial institution surrounding the asset. Both separate account and synthetic contracts have periodic interest rate resets (monthly, quarterly, or semi-annually) based on the performance of the underlying assets. All separate account and synthetic contracts have a guaranteed return of principal. As of December 31, 1995 and 1994, approximately $159 and $223 million was invested in general account assets, $124 and $110 million in separate account assets, and $232 and $158 million in assets owned by the Plan, respectively.

                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                      Notes to Financial Statements--Continued



A. SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The weighted average yield (excluding administrative expenses) for all investment contracts was 6.95% in 1995 and 7.07% in 1994. The crediting interest rate for all investment contracts was 7.09% at December 31, 1995 and 7.26% at December 31, 1994.

Investments in the Bond Index Fund are valued at the redemption price established by the Trustee, which is based on the fair value of the Bankers Trust Pyramid Intermediate Government Corporate Bond Index Fund. The Bankers Trust Pyramid Intermediate Government Corporate Bond Index Fund is constructed and maintained with the objective of providing investment results which approximate the overall performance of the high quality U.S. government and corporate bonds included in the Lehman Brothers Government/Corporate Index. Income is accumulated and reinvested in the fund and included in the determination of unit values.

Investments in the Small Company Equity Fund are valued at the redemption price established by the Trustee, which is based on the fair value of the Bankers Trust Pyramid Russell 2500 Index Fund Assets. The Small Company Equity Fund is constructed and maintained with the objective of providing investment results which approximate the overall performance of the 2,500 common stocks included in the Russell 2500 Equity Index. Income is accumulated and reinvested in the Fund and included in the determination of unit values.

The cost of securities sold is determined by the average cost method for purposes of determining realized gains and losses.

B. DESCRIPTION OF THE PLAN

The Plan is a defined contribution plan, and is comprised of the TRW Stock
Fund, Equity Fund, Insured Return Fund, Bond Index Fund and Small Company
Equity Fund (the Funds). Participation in the Plan is available to substantially all domestic employees of TRW who have been employed for at least twelve months. Effective April 1, 1996, participants who have been employed for at least three months will be eligible for participation in the Plan. The Plan is governed by the Internal Revenue Code and related legislation.

                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                       Notes to Financial Statements--Continued

B. DESCRIPTION OF THE PLAN--CONTINUED

PARTICIPANT CONTRIBUTIONS

The Plan allows eligible employees to contribute up to 13% of qualifying compensation on a before-tax basis by way of salary reduction; such contributions are made in increments of one-tenth of one percent of qualifying compensation and could not exceed $9,240 in 1995 and 1994. Participants may also elect to contribute, in increments of one percent, up to 10% of qualifying compensation on an after-tax basis. Participants can make up to two contribution percentage changes per month. Annual contributions to a participant's account (including before-tax, after-tax and TRW matching contributions) and to any other defined contribution plan is limited to the lesser of $30,000 or 25% of the participant's annual compensation reduced by the amount of before-tax contributions.

Participants determine the funds in which to invest their contributions. Employee contributions may be invested, in multiples of 10% percent, in one or more of the five investment funds. Fund elections may be changed at any time.

TRW CONTRIBUTIONS

TRW contributes to the Plan each month, out of current or accumulated earnings, an amount equal to 100% of each participant's before-tax contributions for such month without exceeding three percent of the participant's qualifying compensation. Participants immediately vest in the TRW contributions. All TRW matching contributions are invested in the ESOP portion of the TRW Stock Fund. TRW contributions always remain in the TRW Stock Fund and may not be transferred. TRW contributions may be in the form of cash or treasury or authorized and unissued shares of TRW Common Stock. TRW Common Stock contributed is to be valued by any reasonable method selected by TRW.

                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                       Notes to Financial Statements--Continued

B. DESCRIPTION OF THE PLAN--CONTINUED

The amount and type of TRW contributions are summarized as follows:


                                         1995               1994
                                     --------------------------------
TRW Common Stock                     $ 16,939,149       $ 23,398,464
Cash                                   20,709,474         12,968,468
                                     --------------------------------
                                     $ 37,648,623       $ 36,366,932
                                     --------------------------------
                                     --------------------------------


WITHDRAWALS AND DISTRIBUTIONS

Upon termination of employment, a participant may elect to receive his or her account, less the unpaid balance of any loan outstanding, in a single sum or elect to defer the payment until the year following termination except a participant whose account balance exceeds $3,500 may defer such payments until he or she reaches age 70. Generally, distributions from the TRW Stock Fund will be paid only in whole shares of TRW Common Stock with the balance in cash. Participants who have less than 100 shares of TRW stock receive the value of their shares in cash unless they elect to receive shares.

If a participant elects to defer payment of his or her account, the undistributed account balance remains invested in the Plan. The following is the total value of the accounts subject to deferred elections (8,243 as of December 31, 1995 and 8,772 as of December 31, 1994) that are included in the net assets of the funds:


                                            1995            1994
                                       -----------------------------
TRW Stock Fund                         $ 199,229,528   $ 177,471,974
Equity Fund                               87,771,442      64,261,772
Insured Return Fund                      166,987,746     168,485,775
Bond Index Fund                            3,233,663       2,066,316
Small Company Equity Fund                 10,933,711       6,275,367
                                       -----------------------------
                                       $ 468,156,090   $ 418,561,204
                                       -----------------------------
                                       -----------------------------


                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                       Notes to Financial Statements--Continued



B. DESCRIPTION OF THE PLAN--CONTINUED

Effective January 1, 1988, participants who have attained age 55 as of the end of the preceding fiscal year-end and commenced participation in the Plan at least ten years prior may elect, within an election period during each of the succeeding five consecutive plan years, to receive a special ESOP distribution. The amount eligible for this special distribution is 50% of the prior fiscal year-end value (including previous withdrawals) of TRW Common Stock acquired for the participant's account by the ESOP since 1986, reduced by any previous withdrawals.

PARTICIPANT LOANS

Participants can borrow from $1,000 to $50,000 (in increments of $100) of their before-tax contributions, but such borrowings cannot exceed 50% of a participant's total Plan balance. The interest rate is fixed (prime rate at the end of the second to last business day of the quarter plus one percent) and the repayment period cannot be less than one year or more than five years.

OTHER

Although it has not expressed any intent to do so, TRW reserves the right to suspend or terminate the Plan. In the event of termination, the amount of each participant's account may be retained in trust for the benefit of the participant.

The above description of the Plan provides only general information. Participants should refer to the Summary Plan Description, which is available from the Stock Savings Plan's Participant Service Center, and annual prospectus for a more complete description of the Plan's provisions.

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles requires the use of management's estimates.

Certain amounts in prior year financial statements have been reclassified to conform with current year presentation.

                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                       Notes to Financial Statements--Continued


C. INVESTMENTS

The fair value of individual investments that represent 5% or more of the Plan's total assets are as follows:



                                                    DECEMBER 31
                                                1995            1994
                                           ------------------------------
TRW Inc. Common Stock                      $ 824,261,402    $ 684,611,928
Bankers Trust Pyramid Equity
  Index Fund                                 377,675,716      264,983,112


The net realized gain on disposition of investments is as follows:


                                                  TRW STOCK FUND
                                                1995            1994
                                           ------------------------------
Value realized                              $ 41,258,096     $ 39,868,378
Average cost                                  23,432,990       22,401,224
                                           ------------------------------

NET REALIZED GAIN                           $ 17,825,106     $ 17,467,154
                                           ------------------------------
                                           ------------------------------


                                                    EQUITY FUND
                                                1995            1994
                                           ------------------------------
Value realized                              $ 20,436,097     $ 29,104,446
Average cost                                  13,828,446       22,242,042
                                           ------------------------------
NET REALIZED GAIN                           $  6,607,651     $  6,862,404
                                           ------------------------------
                                           ------------------------------


                                             SMALL COMPANY EQUITY FUND
                                                1995            1994
                                           ------------------------------
Value realized                               $ 2,870,027      $ 5,248,954
Average cost                                   2,549,123        5,192,118
                                           ------------------------------
NET REALIZED GAIN                            $   320,904      $    56,836
                                           ------------------------------
                                           ------------------------------


                                      11


                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                       Notes to Financial Statements--Continued


C. Investments--Continued


                                                  BOND INDEX FUND
                                                1995            1994
                                           ------------------------------
Value realized                               $ 1,042,611      $ 3,043,048
Average cost                                     953,923        3,039,824
                                           ------------------------------
NET REALIZED GAIN                            $    88,688      $     3,224
                                           ------------------------------
                                           ------------------------------


The net unrealized appreciation of investments included in net assets is as follows:



                                   TRW Stock       Equity      Small Company       Bond Index
                                      Fund          Fund        Equity Fund           Fund
                                -----------------------------------------------------------------
Balance at December 31, 1992     $220,270,572  $ 51,679,152      $         0         $        0
Increase for the year              95,060,294    16,834,016        1,547,470            355,749
                                -----------------------------------------------------------------
Balance at December 31, 1993      315,330,866    68,513,168        1,547,470            355,749
(Decrease) for the year           (49,322,621)   (3,292,084)      (1,025,812)          (375,586)
                                -----------------------------------------------------------------
Balance at December 31, 1994      266,008,245    65,221,084          521,658            (19,837)
Increase for the year             105,074,711    94,567,420       13,142,214          2,358,192
                                -----------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995     $371,082,956  $159,788,504      $13,663,872         $2,338,355
                                -----------------------------------------------------------------
                                -----------------------------------------------------------------


On a revalued basis, which is in accordance with Department of Labor Form 5500 requirements, the realized and unrealized gains (losses) are not available at the date of the Report of Independent Auditors. A separate schedule will be included in the Form 5500 when filed.

D. ADMINISTRATIVE EXPENSES

Generally, salaries and wages of the administrative staff are paid by TRW. Expenses relating to investment advisor fees, management fees, trustee fees, audit fees, printing and postage are paid from Plan assets. Expenses directly attributable to any one fund are charged to that fund. Expenses not directly attributable to any one fund are allocated to each fund in the proportion that the market value of the assets of each fund bears to the total market value of all Plan assets. Brokerage fees and commissions incident to the purchase or sale of securities are paid by the fund in which they are incurred and are included in the cost of securities purchased or sold.

                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                       Notes to Financial Statements--Continued


E. FEDERAL INCOME TAX STATUS OF THE PLAN

The Plan is exempt from federal income taxes as a qualified profit sharing plan. The Plan has received a favorable determination letter from the Internal Revenue Service as to the tax qualified status of the Plan. The Plan's Board of Administration believes that the Plan is in operational compliance with the Internal Revenue Code of 1986 and will remain qualified and exempt from federal income taxes.

F. TRANSACTIONS WITH PARTIES-IN-INTEREST

Party-in-interest transactions include the purchase and sale of short-term investments managed by the Plan's Trustee, Bankers Trust Company.

At December 31, 1995 and 1994, the Bankers Trust Pyramid Equity Index Fund holds 164,386 and 193,086 shares of TRW Inc. Common Stock having a fair value of $12,739,915 and $12,743,676, respectively.

Bankers Trust Company managed assets of the Plan of approximately
$470,516,119 and $326,484,449 at December 31, 1995 and 1994, respectively, and received trustee fees of $543,230 and $679,021 in 1995 and 1994, respectively.

There were no party-in-interest transactions which were prohibited under Department of Labor Regulations.

G. NUMBER OF PARTICIPANTS (UNAUDITED)

The summary below sets forth the number of contributing participants by their current investment option(s):



                                                 DECEMBER 31
                                             1995            1994
                                          --------------------------
TRW Stock Fund                                13,131          12,208
Equity Fund                                   13,779          13,397
Insured Return Fund                           15,315          16,020
Bond Index Fund                                3,213           2,631
Small Company Equity Fund                      6,871           5,121



                         The TRW Employee Stock Ownership and
                                  Stock Savings Plan

                       Notes to Financial Statements--Continued


G. NUMBER OF PARTICIPANTS (UNAUDITED)--CONTINUED

The total number of participants in the Plan is less than the sum of the number of employees shown above because many are participating in more than one fund.

H. SUBSEQUENT EVENT

In February 1996, TRW entered into an agreement in principle to sell substantially all of the businesses in the Information Systems and Services segment. The sale, which is expected to result in a gain, is subject to the execution of a definitive agreement, corporate and regulatory approval, and other conditions.

               The TRW Employee Stock Ownership and Stock Savings Plan

                    Schedule of Assets Held for Investment Purposes

                             December 31, 1995



                                                                     Crediting
                                                                     Interest                    Fair Value
  Shares                                      Maturity Date            Rate        Cost         (See Note A)
------------                                  --------------------------------------------------------------
             COMMON STOCK

10,635,631   TRW Inc.                                                           $453,178,447     $824,261,402
                                                                                -----------------------------
             TOTAL COMMON STOCK                                                  453,178,447      824,261,402

             SHORT-TERM INVESTMENTS

             Bankers Trust Pyramid Directed
               Account Cash Fund                                                   9,548,097        9,548,097
                                                                                -----------------------------
             TOTAL SHORT-TERM INVESTMENTS                                          9,548,097        9,548,097

             GUARANTEED INVESTMENT CONTRACTS

             SECURITY BACKED INVESTMENTS
             Bankers Trust:
               Contract 93-515 ALP              September 30, 2000      5.41%     46,423,224       46,423,224
             People's Security Life:
               Contract 00212TR-11              December 1, 2000        6.42      10,125,197       10,125,197
             Provident Life & Accident:
               Contract 630-05575               September 1, 2003       5.71      40,112,493       40,112,493
             Transamerica Life & Annuity:
               Contract 76540                   November 15, 2004       6.31      20,591,234       20,591,234
                                                                                -----------------------------
                                                                                 117,252,148      117,252,148
            SEPARATE ACCOUNT CONTRACTS
            Aetna Life Insurance Co.:
               Contract 014460                  November 15, 2002      7.96       30,052,815       30,052,815
            Crown Life Insurance Co.:
               Contract 9005876                 March 3, 1998          8.91        5,169,086        5,169,086
            John Hancock Mutual Life:
               Contract 7441                    May 1, 2004            6.87       23,244,665       23,244,665
               Contract 7441-2                  June 30, 1998          7.14       22,946,556       22,946,556
            Metropolitan Life Insurance Co:
               Contract 12702                   January 2, 2001        6.05       31,862,235       31,862,235
               Contract 18544-B                 December 31, 1998      8.45        2,880,913        2,880,913



                                        15


               The TRW Employee Stock Ownership and Stock Savings Plan

              Schedule of Assets Held for Investment Purposes--Continued




                                                                     Crediting
                                                                     Interest                    Fair Value
  Shares                                      Maturity Date            Rate        Cost         (See Note A)
------------                                  --------------------------------------------------------------
             GUARANTEED INVESTMENT CONTRACTS--
             CONTINUED

             Prudential Insurance Co.
              of American:
               Contract 6581-1                July 11, 2001            9.35       1,971,943         1,971,943
               Contract 6661-2                May 15, 2001             9.32       4,739,832         4,739,832
               Contract 6702-3                November 15, 2000        9.00         846,223           846,223
                                                                                -----------------------------
                                                                                123,714,268       123,714,268
             SYNTHETIC INVESTMENT CONTRACTS
             People Security Life:
               Contract 00025TR-1           June 25, 1997              4.74       5,989,883         5,989,883
               Contract 00025TR-2           April 27, 1998             5.27       4,996,546         4,996,546
               Contract 00025TR-3           September 25, 1998         5.63       3,969,148         3,969,148
               Contract 00025TR-4           January 15, 1998           5.42       2,462,080         2,462,080
               Contract 00025TR-5           May 26, 1998               5.24       2,499,406         2,499,406
               Contract 00025TR-6           May 26, 1998               5.30       4,294,261         4,294,261
               Contract 00025TR-7           July 15, 1997              5.14       1,033,282         1,033,282
               Contract 00025TR-8           November 15, 2000          6.51       4,805,311         4,805,311
               Contract 00025TR-9           November 15, 2000          7.20       4,684,272         4,684,272
               Contract 00025TR-10          May 17, 1999               7.00       9,545,746         9,545,746
               Contract 00025TR-11          February 16, 1999          7.10         956,826           956,826
               Contract 00025TR-12          March 25, 1999             7.54       4,814,756         4,814,756
               Contract 00025TR-13          July 16, 2001              8.59       3,887,713         3,887,713
               Contract 00025TR-14          June 15, 2000              7.89       6,048,767         6,048,767
               Contract 00025TR-15          March 10, 2000             6.37       5,014,434         5,014,434
             Provident Life & Accident:
               Contract 630-05751           September 15, 2000         7.35      14,222,825        14,222,825
             Rabobank Nederland:
               Contract TRW 109501          July 2, 2001               6.20       5,025,590         5,025,590
                                                                                -----------------------------
                                                                                 84,250,846        84,250,846


                                        16



               The TRW Employee Stock Ownership and Stock Savings Plan

              Schedule of Assets Held for Investment Purposes--Continued




                                                                     Crediting
                                                                     Interest                    Fair Value
  Shares                                      Maturity Date            Rate        Cost         (See Note A)
------------                                  --------------------------------------------------------------
             GUARANTEED INVESTMENT CONTRACTS--
             CONTINUED

             COLLATERALIZED
             CDC Investment Management Corp.:
               Contract 115-01                April 15, 1998           6.45       5,126,164         5,126,164
               Contract 115-02                April 30, 1999           7.14       6,036,078         6,036,078
               Contract 115-03                August 31, 1998          7.19       6,000,000         6,000,000
               Contract 115-04                December 31, 1998        8.08       6,078,422         6,078,422
               Contract 115-05                June 30, 2000            7.48       5,971,557         5,971,557
                                                                                -----------------------------
                                                                                 29,212,221        29,212,221
             FIXED RATE AND FIXED TERM
             Aetna Life Insurance Company:
               Contract 13822-001             April 7, 1997            9.69      15,505,679        15,505,679
               Contract 13822-002             December 5, 1997         9.77      15,516,871        15,516,871
             Canada Life Assurance Company:
               Contract 45800                 June 1, 1998             5.23       5,226,345         5,226,345
               Contract 45839                 June 16, 1999            7.06       6,191,386         6,191,386
             Continental Assurance Company:
               Contract 12619                 July 1, 1996             8.50       9,819,249         9,819,249
               Contract 12619-B               November 1, 1996         8.42       9,658,286         9,658,286
             John Hancock Mutual Life:
               Contract 5660                  August 15, 1997          9.43       8,070,050         8,070,050
               Contract 7314                  January 14, 1999         5.40      11,074,115        11,074,115
             Mass Mutual Life Insurance Company:
               Contract 10062                 November 3, 1997         9.70      16,008,026        16,008,026
             New York Life Ins. Company:
               Contract 6232                  August 1, 1996           8.45      10,349,683        10,349,683
               Contract GA06216               June 3, 1996             8.45      10,441,705        10,441,705
             Peoples Security Life:
               Contract BDA0243FR             January 16, 1996         8.21       1,071,625         1,071,625
             Prudential Ins. Co. of America:
               Contract 6569-501              May 1, 1996              8.41      14,143,535        14,143,535



                                              17



               The TRW Employee Stock Ownership and Stock Savings Plan

              Schedule of Assets Held for Investment Purposes--Continued




                                                                     Crediting
                                                                     Interest                    Fair Value
  Shares                                      Maturity Date            Rate        Cost         (See Note A)
------------                                  --------------------------------------------------------------
             GUARANTEED INVESTMENT CONTRACTS--
             CONTINUED

             Sun Life Ass. Canada (US):
               Contract S-0882-G              July 31, 1998            5.54       7,911,953         7,911,953
               Contract S-0910-G              August 2, 1999           7.39       5,509,748         5,509,748
                                                                             --------------------------------
                                                                                146,498,256       146,498,256
             VARIABLE RATE AND FIXED TERM
             John Hancock Mutual Life
               Contract 7839                  March 1, 2000           6.80        5,140,103         5,140,103
                                                                             --------------------------------
                                                                                  5,140,103         5,140,103
             VARIABLE RATE AND TERM
             People Security Life:
               Contract BDA0185ST             March 30, 1996          6.23        6,353,641         6,353,641
                                                                             --------------------------------
             TOTAL GUARANTEED INVESTMENT
              CONTRACTS                                                         512,421,483       512,421,483

             COMMON TRUST FUNDS
             Bankers Trust Pyramid Equity
              Index Fund                                                        217,887,213       377,675,716
             Bankers Trust Pyramid Russell
              2,500 Index Fund                                                   51,061,075        64,724,947

             Bankers Trust Pyramid Government/
              Corporate Fixed Income Index Fund                                  16,229,004        18,567,359
                                                                             --------------------------------
             TOTAL COMMON TRUST FUNDS                                           285,177,292       460,968,022

             Participant loans                                         9.50      57,643,523        57,643,523
                                                                             --------------------------------

             TOTAL INVESTMENTS                                               $1,317,968,842    $1,864,842,527
                                                                             --------------------------------
                                                                             --------------------------------



                   The TRW Employee Stock Ownership and Stock Savings Plan

                           Schedule of Reportable Transactions

                               Year Ended December 31, 1995


                                                                                                        Fair Value
                                                                                                       of Asset on
                                                                 Purchase        Selling       Cost     Transaction   Net Gain
   Identity of Party Involved      Description of Assets           Price          Price      of Asset       Date       (Loss)
------------------------------------------------------------------------------------------------------------------------------

SINGLE TRANSACTIONS IN EXCESS OF 5% OF THE FAIR VALUE
  OF PLAN ASSETS

There were no single transactions in excess of 5% of the fair value of Plan assets.

SERIES OF TRANSACTIONS IN EXCESS OF 5% OF THE FAIR VALUE
  OF PLAN ASSETS

Bankers Trust:                   BT Pyramid Directed Account
  319 Purchases                    Cash Fund                  $181,610,724                $181,610,724   $181,610,724    $0
   79 Sales                                                                 $186,955,034   186,955,034    186,955,034     0



                                          19